Exhibit 99.1

LAUREATE EDUCATION REPORTS THIRD QUARTER AND NINE MONTHS ENDED

SEPTEMBER 30, 2018 FINANCIAL RESULTS FOR CONTINUING OPERATIONS

BALTIMORE, MARYLAND - November 8, 2018 - Laureate Education, Inc. (NASDAQ: LAUR) today announced financial results for the third quarter and the nine months ended September 30, 2018. As further described below, we have classified all of the currently planned divestitures of our campus-based operations in the U.S., Europe, Asia and Central America as discontinued operations. Unless indicated otherwise, the results presented below relate to continuing operations.

Third Quarter 2018 Highlights (compared to third quarter 2017):

•                  Revenue of $787.1 million was up 3% on an organic constant currency basis(1). On a reported basis, revenue decreased 4% due to weakening of foreign currencies against the US Dollar.

•                  Operating income increased 3% or $0.7 million to $25.6 million.

•                  Net loss for the quarter (including discontinued operations) was $96.7 million compared to a loss of $103.5 million for the third quarter 2017.

•                  Adjusted EBITDA increased by $20.6 million to $120.5 million; up 28% on an organic constant currency basis.

Nine Months Ended September 30, 2018 Highlights (compared to nine months ended September 30, 2017):

•                  New enrollments increased 4% on an organic basis.

•                  Revenue of $2,436.5 million was up 2% on an organic constant currency basis(1). On a reported basis, revenue was flat and affected by the weakening of foreign currencies against the US Dollar.

•                  Operating income increased 48% or $49.3 million to $151.2 million.

•                  Net income for the nine months (including discontinued operations) was $298.8 million, which included a $311.9 million net gain related to the completion of the previously announced sales of our Cyprus, Italy, China, Germany, Morocco and Kendall institutions and a $92.1 million derivative gain, primarily related to conversion of the preferred equity into common shares in April, compared to a net loss of $106.7 million for the nine months ended September 30, 2017.

•                  Adjusted EBITDA increased by $42.9 million to $394.4 million; up 8% on an organic constant currency basis.

“I’m pleased with our progress towards executing on our operational priorities as outlined during the Investor Day we held at the beginning of the year,” said Eilif Serck-Hanssen, Chief Executive Officer. “The simplification of our portfolio and related strengthening of our risk management profile continue to yield tangible results.”

Third Quarter 2018 Results

Revenue in the third quarter of 2018 was $787.1 million, a 4% decrease compared to the third quarter of 2017, affected by weakening of foreign currencies, primarily the Brazilian Real, against the US Dollar. Operating income increased by $0.7 million to $25.6 million from $24.9 million in the third quarter of 2017. Net loss was $96.7 million for the third quarter (including discontinued operations), compared to a loss of $103.5 million for the third quarter of the prior year. Basic and diluted loss per share was $0.42 for the third quarter of 2018.

(1) Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Adjusted EBITDA was $120.5 million in the third quarter of 2018, a 21% increase compared to the third quarter of 2017. On an organic constant currency basis, revenue increased 3% and Adjusted EBITDA increased 28% compared to the third quarter of 2017.

During the third quarter of 2018, we renamed our Andean & Iberian segment as Andean and our EMEAA segment as Rest of World.

Nine Months Ended September 30, 2018 Results

New enrollments through year-to-date September 2018 increased 4% compared to our new enrollment activity through year-to-date September 2017. New enrollment performance reflects strong growth in Brazil, which was up 9%, led by 59% growth in new enrollments in Distance Learning in that segment. Both Mexico and Andean grew new enrollments by 2%, while Rest of World grew new enrollments by 6%. Online & Partnerships new enrollments were down 3% for the period driven by our planned transition away from lower revenue and margin producing students in our partnership business. Walden enrollments continue to be stable in our core domestic market, where new enrollments increased 3% year-to-date vs. 2017, as compared to a 3% decrease in the comparable year-to-date 2016-2017 period. On an organic basis, total enrollments at September 30, 2018 were flat compared to September 30, 2017.

For the nine months ended September 30, 2018, revenue was $2,436.5 million, an increase of $1.8 million compared to the nine months ended September 30, 2017. Operating income increased $49.3 million compared to the 2017 fiscal period. Net income for the nine months (including discontinued operations) was $298.8 million, which included a $311.9 million net gain related to the completion of the previously announced sales of our Cyprus, Italy, China, Germany, Morocco and Kendall institutions and a $92.1 million derivative gain, primarily related to conversion of the preferred equity into common shares in April, compared to a net loss of $106.7 million for the 2017 fiscal period. Diluted earnings per share for the nine months ended September 30, 2018 was $1.43.

Adjusted EBITDA was $394.4 million for the nine months ended September 30, 2018, a 12% increase compared to the nine months ended September 30, 2017. On an organic constant currency basis, revenue increased 2% and Adjusted EBITDA increased 8% compared to the 2017 fiscal period.

Balance Sheet and Capital Structure

Laureate ended the third quarter of 2018 with $392.3 million of cash on hand and $777.3 million in total liquidity, including our undrawn revolver capacity. These amounts do not include $209.6 million of cash recorded at subsidiaries that are classified as held for sale at September 30, 2018.

Evaluation of Strategic Alternatives for Walden University

We are continuing to pursue our previously announced strategy of simplifying and focusing our business, including our announced plan to divest our campus-based assets in the U.S., Europe, Asia and Central America, and the creation of two scaled enterprises - one campus-based business primarily focused on emerging markets in Latin America, and one fully online platform in the U.S.

We are currently evaluating the strategic fit of having these two scaled, but different, business units together in one organization. Accordingly, we are considering various strategic options for Walden University (Walden) with the goal of continuing to provide the best possible experience for Walden students, as well as ensuring the best position for Walden, for us and for our key stakeholders. To that end, we have had exploratory discussions with third parties regarding possible alternative transactions involving Walden. We are very proud of the quality and strength of Walden and we are very committed to maintaining that quality. Our conclusion following these discussions may be to decide to retain Walden within Laureate. At this time there is no assurance that we will engage in any transaction, or of the timing of any transaction, or that any proposed transaction, if it were to be announced, would be successfully consummated. Because Walden does not meet the criteria to be classified as held for sale or a discontinued operation, its results are reported within continuing operations for all periods presented.

Outlook for Fiscal 2018

We are updating guidance to be consistent with our current presentation of continued operations for Total Enrollment, Revenue and Adjusted EBITDA.

Based on the current foreign exchange spot rates(2), Laureate currently expects its performance for full-year 2018 to be as follows:

Continuing Operations

•                  Total enrollments to be approximately 865,000;

•                  Revenues to be in the range of $3,340 to $3,355 million; and

•                  Adjusted EBITDA to be in the range of $615 to $620 million. This includes a $10 million negative impact associated with FX as compared to spot FX rates at the time of prior guidance last quarter and approximately $35 million of G&A expenses, which are expected to be progressively phased out following the completion of our announced divestitures.

Consolidated Operations

•                  Capex spending at approximately 6-7% of revenue;

•                  Cash interest expense of approximately $230 million, reflecting the improvements in our capital structure; and

•                  Free cash flow, defined as operating cash flow less capex, expected to be approximately $100 million for 2018.

(2) Based on actual FX rates for January-October 2018, and current spot FX rates (local currency per US dollar) of MXN 20.27, BRL 3.72, CLP 696.00, PEN 3.37, EUR 0.88 for November - December 2018. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2018 net income and a reconciliation of the forward-looking 2018 Adjusted EBITDA outlook to net income are not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-888-466-9845 (for U.S.- based callers) or 1-847-619-6751 (for international callers), and request to join the Laureate conference call, conference ID 7981074. Replays of the entire call will be available through November 15, 2018 at 1-888-843-7419 (for U.S.- based callers) and at 1-630-652-3042 (for international callers), conference ID 7981074. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, capital expenditures, cash interest expense, free cash flows and reported earnings per share) and all statements we make relating to our planned divestitures, are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on March 20, 2018, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate has provided a non-GAAP measurement of Adjusted EBITDA. We have included Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with over 850,000 students enrolled at 38 institutions in 10 countries at campuses and online, excluding our discontinued operations. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment (continuing operations)

	New Enrollments				Total Enrollments
	YTD 3Q	YTD 3Q	Change		As of	As of	Change
	2018	2017	Total	Organic	9/30/2018	9/30/2017	Total	Organic
Brazil	157,100	143,700	9%	9%	273,000	275,000	(1)%	(1)%
Mexico	107,400	105,800	2%	2%	210,200	212,300	(1)%	(1)%
Andean	118,000	115,500	2%	2%	314,800	307,400	2%	2%
Rest of World	12,100	11,400	6%	6%	19,100	16,700	14%	14%
Online & Partnerships	27,000	27,700	(3)%	(3)%	62,000	64,700	(4)%	(4)%
Laureate (1)	421,600	404,100	4%	4%	879,100	876,100	—%	—%

(1) Excludes new and total enrollments for our discontinued operations

Consolidated Statements of Operations

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2018	2017	Change	2018	2017	Change
Revenues	$787.1	$818.6	$(31.5)	$2,436.5	$2,434.7	$1.8
Costs and expenses:
Direct costs	677.8	728.7	(50.9)	2,081.1	2,110.9	(29.8)
General and administrative expenses	73.7	65.0	8.7	194.2	221.9	(27.7)
Loss on impairment of assets	10.0	—	10.0	10.0	—	10.0
Operating income	25.6	24.9	0.7	151.2	101.9	49.3
Interest income	3.5	3.7	(0.2)	9.4	9.7	(0.3)
Interest expense	(58.3)	(69.1)	10.8	(181.8)	(256.7)	74.9
Loss on debt extinguishment	—	—	—	(7.5)	(8.4)	0.9
(Loss) gain on derivatives	(0.1)	(19.9)	19.8	92.1	19.2	72.9
Other income (expense), net	8.3	(0.8)	9.1	10.8	(0.6)	11.4
Foreign currency exchange (loss) gain, net	(26.5)	6.6	(33.1)	(43.9)	(2.2)	(41.7)
(Loss) income from continuing operations before income taxes	(47.6)	(54.7)	7.1	30.3	(137.1)	167.4
Income tax benefit (expense)	3.8	(12.5)	16.3	(65.8)	(13.7)	(52.1)
Loss from continuing operations	(43.8)	(67.2)	23.4	(35.5)	(150.8)	115.3
(Loss) income from discontinued operations, net of tax	(34.5)	(36.3)	1.8	22.5	44.0	(21.5)
(Loss) gain on sales of discontinued operations, net of tax	(18.4)	—	(18.4)	311.9	—	311.9
Net (loss) income	(96.7)	(103.5)	6.8	298.8	(106.7)	405.5
Net loss (income) attributable to noncontrolling interests	1.9	5.5	(3.6)	(0.3)	2.4	(2.7)
Net (loss) income attributable to Laureate Education, Inc.	$(94.8)	$(98.0)	$3.2	$298.5	$(104.4)	$402.9

Subtotal: accretion of Series A Preferred Stock, net and other redeemable noncontrolling interests and equity	$0.3	$(84.1)	$84.4	$12.7	$(192.1)	$204.8
Net (loss) income available to common stockholders	$(94.5)	$(182.0)	$87.5	$311.2	$(296.5)	$607.7
Basic and diluted (loss) earnings per share:
Basic and diluted weighted average shares outstanding	224.0	178.9	45.1	209.1	167.3	41.8
Diluted weighted average shares outstanding	224.0	178.9	45.1	209.1	167.3	41.8
Basic (loss) earnings per share	$(0.42)	$(1.02)	$0.60	$1.49	$(1.77)	$3.26
Diluted (loss) earnings per share	$(0.42)	$(1.02)	$0.60	$1.43	$(1.77)	$3.20

Revenue and Adjusted EBITDA by segment (continuing operations)

IN MILLIONS

			% Change		$ Variance Components
For the three months ended September 30,	2018	2017	Reported	Organic Constant Currency(2)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$121.1	$170.5	(29)%	(10)%	$(49.4)	$(16.3)	$—	$—	$(33.1)
Mexico	148.3	141.2	5%	12%	7.1	17.0	—	—	(9.9)
Andean	299.6	295.2	1%	4%	4.4	12.5	—	—	(8.1)
Rest of World	56.5	49.0	15%	22%	7.5	11.0	—	—	(3.5)
Online & Partnerships	165.2	168.4	(2)%	(2)%	(3.2)	(3.2)	—	—	—
Corporate & Eliminations	(3.7)	(5.7)	35%	35%	2.0	2.0	—	—	—
Total Revenues	$787.1	$818.6	(4)%	3%	$(31.5)	$23.1	$—	$—	$(54.6)

Adjusted EBITDA
Brazil	$0.7	$9.1	(92)%	(75)%	$(8.4)	$(6.8)	$1.6	$—	$(3.2)
Mexico	23.7	6.5	265%	292%	17.2	19.0	(0.1)	—	(1.7)
Andean	90.6	90.6	—%	3%	—	3.1	—	—	(3.1)
Rest of World	5.3	(0.4)	1,425%	1,525%	5.7	6.1	—	—	(0.4)
Online & Partnerships	45.7	42.9	7%	7%	2.8	2.8	—	—	—
Corporate & Eliminations	(45.5)	(48.7)	7%	7%	3.2	3.2	—	—	—
Total Adjusted EBITDA	$120.5	$99.9	21%	28%	$20.6	$27.5	$1.5	$—	$(8.4)

(2) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2017 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

IN MILLIONS

			% Change		$ Variance Components
For the nine months ended September 30,	2018	2017	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$469.5	$548.0	(14)%	(3)%	$(78.5)	$(14.3)	$—	$—	$(64.2)
Mexico	463.9	452.0	3%	3%	11.9	15.8	—	—	(3.9)
Andean	844.2	779.1	8%	6%	65.1	49.8	—	—	15.3
Rest of World	170.2	149.2	14%	15%	21.0	23.1	—	—	(2.1)
Online & Partnerships	498.2	521.0	(4)%	(4)%	(22.8)	(22.8)	—	—	—
Corporate & Eliminations	(9.4)	(14.6)	36%	36%	5.2	5.2	—	—	—
Total Revenues	$2,436.5	$2,434.7	—%	2%	$1.8	$56.7	$—	$—	$(54.9)

Adjusted EBITDA
Brazil	$52.6	$61.3	(14)%	(1)%	$(8.7)	$(0.9)	$5.3	$—	$(13.1)
Mexico	82.0	78.6	4%	5%	3.4	4.2	(0.4)	—	(0.4)
Andean	235.4	208.5	13%	13%	26.9	26.6	—	—	0.3
Rest of World	15.9	10.1	57%	64%	5.8	6.5	—	—	(0.7)
Online & Partnerships	136.1	145.8	(7)%	(7)%	(9.7)	(9.7)	—	—	—
Corporate & Eliminations	(127.5)	(152.7)	17%	2%	25.2	2.4	22.8	—	—
Total Adjusted EBITDA	$394.4	$351.5	12%	8%	$42.9	$29.1	$27.7	$—	$(13.9)

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, as well as the impact of a $22.8 million expense recorded in 2017 related to the portion of the April 2017 refinancing transactions that was deemed to be a debt modification. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2017 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	September 30, 2018	December 31, 2017	Change
Assets
Cash and cash equivalents	$392.3	$320.6	$71.7
Receivables (current), net	424.6	311.1	113.5
Other current assets	290.8	332.4	(41.6)
Current assets held for sale	346.7	324.7	22.0
Property and equipment, net	1,257.7	1,380.4	(122.7)
Goodwill and other intangible assets	2,865.2	3,031.4	(166.2)
Other long-term assets	405.8	466.1	(60.3)
Long-term assets held for sale	1,007.3	1,224.7	(217.4)
Total assets	$6,990.5	$7,391.3	$(400.8)

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$494.4	$525.5	$(31.1)
Deferred revenue and student deposits	465.3	184.1	281.2
Total long-term debt, including current portion	2,610.0	3,095.3	(485.3)
Total due to shareholders of acquired companies, including current portion	43.1	71.8	(28.7)
Other liabilities	645.9	656.0	(10.1)
Current and long-term liabilities held for sale	747.6	857.3	(109.7)
Total liabilities	5,006.2	5,390.0	(383.8)
Convertible redeemable preferred stock	—	400.3	(400.3)
Redeemable noncontrolling interests and equity	12.7	13.7	(1.0)
Total stockholders’ equity	1,971.7	1,587.3	384.4
Total liabilities and stockholders’ equity	$6,990.5	$7,391.3	$(400.8)

Consolidated Statements of Cash Flows

	For the nine months ended September 30,
IN MILLIONS	2018	2017	Change
Cash flows from operating activities
Net income (loss)	$298.8	$(106.7)	$405.5
Depreciation and amortization	190.0	199.4	(9.4)
Loss on impairment of assets	10.0	—	10.0
(Gain) loss on sales of subsidiaries and disposal of property and equipment, net	(293.0)	3.1	(296.1)
Gain on derivative instruments	(92.7)	(19.6)	(73.1)
Proceeds from settlement of derivative contracts	14.1	—	14.1
Loss on debt extinguishment	7.5	8.4	(0.9)
Interest paid on deferred purchase price for acquisitions	—	(39.4)	39.4
Unrealized foreign currency exchange loss	53.7	4.9	48.8
Income tax receivable/payable, net	(10.1)	(19.8)	9.7
Working capital, excluding tax accounts	82.7	35.3	47.4
Other non-cash adjustments	95.3	146.3	(51.0)
Net cash provided by operating activities	356.4	211.8	144.6
Cash flows from investing activities
Purchase of property and equipment	(150.5)	(134.6)	(15.9)
Expenditures for deferred costs	(13.2)	(12.7)	(0.5)
Receipts from sales of discontinued operations and property and equipment, net of cash sold	375.8	1.2	374.6
Settlement of derivatives related to sale of discontinued operations	(10.0)	—	(10.0)
Investing other, net	24.6	(0.1)	24.7
Net cash provided by (used in) investing activities	226.8	(146.3)	373.1
Cash flows from financing activities
Decrease in long-term debt, net	(454.9)	(345.8)	(109.1)
Payments of deferred purchase price for acquisitions	(17.6)	(93.8)	76.2
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	—	55.3	(55.3)
Payment of dividends on Series A Preferred Stock	(11.1)	(5.3)	(5.8)
Proceeds from initial public offering, net of issuance costs	—	456.4	(456.4)
Payments of debt issuance costs and redemption and call premiums for debt modification	(0.5)	(76.5)	76.0
Financing other, net	(2.8)	(1.6)	(1.2)
Net cash used in financing activities	(486.9)	(11.4)	(475.5)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(4.5)	26.0	(30.5)
Change in cash included in current assets held for sale	(35.4)	(68.1)	32.7
Net change in Cash and cash equivalents and Restricted cash	56.4	11.9	44.5
Cash and cash equivalents and Restricted cash at beginning of period	532.8	474.3	58.5
Cash and cash equivalents and Restricted cash at end of period	$589.1	$486.3	$102.8

Non-GAAP Reconciliation

	For the three months ended September 30,			For the nine months ended September 30,
IN MILLIONS	2018	2017	Change	2018	2017	Change
Loss from continuing operations	(43.8)	(67.2)	23.4	(35.5)	(150.8)	115.3
Plus:
Income tax (benefit) expense	(3.8)	12.5	(16.3)	65.8	13.7	52.1
(Loss) income from continuing operations before income taxes	(47.6)	(54.7)	7.1	30.3	(137.1)	167.4
Plus:
Foreign currency exchange loss (gain), net	26.5	(6.6)	33.1	43.9	2.2	41.7
Other (income) expense, net	(8.3)	0.8	(9.1)	(10.8)	0.6	(11.4)
Loss (gain) on derivatives	0.1	19.9	(19.8)	(92.1)	(19.2)	(72.9)
Loss on debt extinguishment	—	—	—	7.5	8.4	(0.9)
Interest expense	58.3	69.1	(10.8)	181.8	256.7	(74.9)
Interest income	(3.5)	(3.7)	0.2	(9.4)	(9.7)	0.3
Operating income	25.6	24.9	0.7	151.2	101.9	49.3
Plus:
Depreciation and amortization	53.5	51.9	1.6	163.3	152.5	10.8
EBITDA	79.1	76.8	2.3	314.5	254.4	60.1
Plus:
Share-based compensation expense (4)	6.4	8.0	(1.6)	9.6	42.2	(32.6)
Loss on impairment of assets (5)	10.0	—	10.0	10.0	—	10.0
EiP implementation expenses (6)	25.0	15.2	9.8	60.3	54.9	5.4
Adjusted EBITDA	$120.5	$99.9	$20.6	$394.4	$351.5	$42.9

(4)    Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(5)    Represents non-cash charges related to impairments of long-lived assets. For further details on certain impairment items see “Discussion of Significant Items Affecting the Consolidated Results for the Nine Months Ended September 30, 2018 and 2017  — Impairments.”

(6)    EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP began in 2014 and was substantially completed in 2017, and includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we have expanded the initiative into other back- and mid-office areas, as well as certain student-facing activities, in order to generate additional efficiencies and create a more efficient organizational structure. Also included in EiP are certain non-recurring costs incurred in connection with the planned and completed dispositions.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Luis Miles

luis.miles@laureate.net

U.S.: +1 (443) 627 7595

Source: Laureate Education, Inc.